EXHIBIT 10.1
Form of 409A Amendment to the
Director Fee Continuation Agreements Between
First Federal Savings Bank and
Joseph U. Frye, John J. LaCarte and Jack M. McGinley
     On April 28, 2008, First Federal Savings Bank and Joseph U. Frye, John J. LaCarte and Jack M. McGinley (the “executives”) entered into 409A Amendments, effective January 1, 2005, to the Director Fee Continuation Agreements, dated June 30, 1999, between First Federal Savings Bank and each of the executives. The amendment to each executive’s Director Fee Continuation Agreement is identical to the attached Form of 409A Amendment, except for the addition of the executive’s name.

409A Amendment
to the
First Federal Savings Bank
Director Fee Continuation Agreement for

     First Federal Savings Bank (“Bank”) and                      (“Director”) originally entered into the First Federal Savings Bank Director Fee Continuation Agreement (“Agreement”) on June 30, 1999. Pursuant to Subparagraph XI (C) of the Agreement, the Bank and the Director hereby adopt this 409A Amendment, effective January 1, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
1.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (C) under Section III, as follows:
Separation from Service:
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Director’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).
2.	Section IV, “Retirement Benefit and Post-Retirement Death Benefit”, shall be amended to delete the first sentence in its entirety and to replace it with the following sentence:
Upon the Director’s retirement, the Bank, commencing with the first day of the month following the Benefit Payment Date [Subparagraph III (A)], shall pay the Director an annual benefit equal to one hundred dollars ($100.00) for each full year the Director served the Bank from the date of first service to the date of retirement (including any partial year that the Director has served in the year of retirement), payable in equal annual installments for a period of ten (10) years, provided that if less than ten (10) such annual payments have been made prior to the death of the Director, the Bank shall make the total amount of said payment due in a lump sum to such individual or individuals as the Director may have designated in writing and filed with the Bank.
3.	Section V, “Death Benefit Prior to Retirement”, shall be amended to delete the words “either, at the discretion of the Bank” and “or equal annual installments for a period of ten (10) years” from the first sentence; and to delete the word “monthly” from the third sentence.
4.	Section VIII, “Other Termination of Service”, shall be amended to insert the words “commencing thirty (30) days following said termination” at the end of the second sentence in the first paragraph; to delete the words “the remaining installments, or” and “at the discretion of the Bank” from the first sentence of the second paragraph; and to delete the word “monthly” from the third sentence of the second paragraph.
5.	Section IX, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IX:

CHANGE IN CONTROL
“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. Upon a Change in Control, the Director shall receive the accrued balance of the Director’s accrued liability reserve account in a lump sum upon attaining Normal Retirement Age [Subparagraph III (B)]. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 30th day of June, 2001.
6.	A new Subparagraph XI (K) shall be added as follows:
Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
7.	A new Subparagraph XI (L) shall be added as follows:
Certain Accelerated Payments:
The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Director of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).
8.	A new Subparagraph XI (M) shall be added as follows:
Subsequent Changes to Time and Form of Payment:
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

For the Bank	[Director]

Date	Date